(Ex.-J)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 21, 2002 relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of the following portfolios of Trust for Credit Unions: Money Market Portfolio, Government Securities Portfolio and Mortgage Securities Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 23, 2002